Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report  dated February 29, 2012 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in LSI Corporation's Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers

San Jose, California
May 31, 2012